Exhibit 10.12

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) dated as of November 18, 2019 (the “Amendment Date”), shall amend that certain Employment Agreement (the “Employment Agreement”), which became effective as of May 1, 2017, by and between Cyxtera Management, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and Nelson Fonseca (“Executive”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Employment Agreement.

RECITALS

WHEREAS, pursuant to the Employment Agreement, Executive has previously served as the Executive Vice President and Chief Operating Officer of the Company and its affiliates, including Cyxtera Technologies, Inc. (“Cyxtera”) and Cyxtera Cybersecurity, Inc. (“Cybersecurity”);

WHEREAS, Cybersecurity currently holds the equity securities of all of Cyxtera’s cybersecurity businesses other than the equity interests in Immunity, Inc., which Immunity, Inc. equity interests are expected to be contributed to Cybersecurity prior to the completion of the Spin-off (as defined below);

WHEREAS, on February 8, 2018, Executive was promoted to the position of President and Chief Operating Officer of the Company;

WHEREAS, Cyxtera and Cybersecurity are planning a spin-off of Cyxtera’s cybersecurity businesses (the “Spin-off”);

WHEREAS, it is expected that following the Spin-off, the Company shall remain a wholly-owned subsidiary of Cyxtera; and

WHEREAS, the parties desire to amend Executive’s position with the Company and Cyxtera and certain terms and conditions of the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall constitute a part of this Amendment, and for good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

AMENDMENT

1. Amendment to the Employment Agreement. Effective as of the Amendment Date, the Employment Agreement shall be amended as follows:

(a) Section 1(b) of the Employment Agreement is amended and restated as follows:

(b) Employment Term. The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date and ending on January 1, 2023, subject to earlier termination as provided in Section 3. The Term shall automatically renew for additional twelve (12) month periods unless, no later than sixty (60) days prior to the end of the applicable Term, either party gives written notice of non-renewal (“Notice of Non-Renewal”) to the other, in which case Executive’s employment will terminate at the end of the then-applicable Term, subject to earlier termination as provided in Section 3.

Notwithstanding any provision herein to the contrary, any termination of Executive’s employment by the Company without Cause that occurs upon or following the expiration of the Term as a result of the Company not renewing the Term pursuant to this Section 1(b) shall be treated as a termination without Cause hereunder and, in such event, Executive shall be entitled to receive the payments and benefits set forth in Section 4( b) of this Agreement. The provisions of Section 5, 6, 7, 8, 9 and 11 shall survive the expiration or non-renewal of the Term.

(b) Effective as of January 1, 2020, the first sentence of Section 1(c) of the Employment Agreement is deleted and replaced with the following:

Executive shall serve as the President and Chief Executive Officer of the Company and Cyxtera, with such responsibilities, duties and authority normally associated with such position, subject to the provisions herein, and as may from time to time be assigned to Executive by the board of directors of the Company, or an authorized committee thereof (in any case, the “Board”). The Executive shall report to the Board. In connection with Executive’s service as Chief Executive Officer of the Company, Executive expressly acknowledges and agrees that he will receive support from the Company’s Executive Chairman (the “Executive Chairman”) in the leadership of the Company’s business and will cooperate in all reasonable respects with the Executive Chairman, and shall take direction from Board, in each case in regard to the division of leadership responsibilities between the Executive and the Executive Chairman. Subject to the foregoing, the Company and the Executive presently expect that the functional responsibilities of the Executive and the Executive Chairman shall initially be as set forth in Exhibit B hereto, it being understood that such functional responsibilities may be modified from time to time by the Board with the prior written consent of the Executive and the Executive Chairman (not to be unreasonably withheld, conditioned or delayed).

Exhibit B to the Employment Agreement, as referenced in the foregoing, is attached as an exhibit to this Amendment.

(c) Executive and the Company acknowledge that Executive may serve as a member of the board of directors (or comparable governing body) of Cybersecurity and that such service shall not constitute a breach of any provision of the Employment Agreement.

(d) Effective as of January 1, 2020, Executive’s Annual Base Salary is increased to $500,000. All other provisions of Section 2(a) of the Employment Agreement shall remain unchanged.

(e) For calendar year 2019, the Company agrees that Executive’s Annual Bonus payment will be not less than 75% of Executive’s Target Bonus (at the rate in effect prior to the Amendment Date, calculated by reference to Executive’s Annual Base Salary as in effect on the date hereof). Beginning with calendar year 2020, Executive’s Target Bonus shall be 100% of Executive’s Annual Base Salary (at the rate in effect taking into account the terms of this Amendment).

(f) Section 5(d) of the Employment Agreement is amended and restated as follows:

(d) As used in this Section 5, (i) the term “Company” shall include the Company and its direct and indirect subsidiaries; (ii) the term “Business” shall mean the business of the Company as such business exists as of the date hereof and as such business may be expanded or altered by the Company during the Term and specifically includes (A) providing (i) access and use rights to specified portions of the data centers to enable customers to locate and operate their customer colocation equipment therein, (ii) access to electrical power necessary to operate such customer colocation equipment, (iii) connectivity of such customer colocation equipment to external communication networks, and (iv) ancillary services provided by Company during the Term in connection with the installation and use of their customer colocation equipment, the connection of such customer colocation equipment to power sources or external communications networks, and maintaining or optimizing the operation or performance of such customer colocation equipment, and (B) the business of Cybersecurity as such business may be expanded or altered during the period of Executive’s service with Cybersecurity, provided, however, that the term “Business” shall cease to include the cybersecurity businesses of the Company and Cybersecurity as of the one year anniversary of the later of (I) the consummation of the Spin-off or (II) the date the Executive ceases to serve on the board of directors (or comparable governing body) of Cybersecurity; and (iii) the term “Restriction Period” shall mean the period beginning on the Effective Date and ending on the date 12 months following the Date of Termination.

(g) Section 1l(k) of the Employment Agreement is amended and restated as follows:

(k) Indemnification and Advancement: Insurance. The Company shall defend, indemnify and hold Executive harmless from any and all liabilities, obligations, claims or expenses which arise in connection with or as a result of Executive’s service as an officer of the Company, including advancement to Executive of any and all expenses and attorneys’ fees incurred by Executive in defending any action or proceeding resulting from his service with the Company to the greatest extent allowed by law. During the Term and for a period of at least six years thereafter, Executive shall be entitled to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its other directors and officers, as may be amended from time to time.

(h) Executive expressly agrees and acknowledges that none of the Spin-off, the execution of this Amendment or any matters ancillary thereto or the implementation thereof shall constitute Good Reason for purposes of the Employment Agreement. Executive further agrees that any adjustment to the functional responsibilities of the Executive and the Executive Chairman as permitted under Section 1(c) of the Agreement (as such provision is amended hereby) shall not constitute Good Reason under the Employment Agreement or any other agreement entered into between Executive and the Company or any of its affiliates.

2. Class B Units in SIS Holdings LP.

(a) On the Amendment Date (or as soon as practicable thereafter), SIS Holdings LP (“SIS Holdings”) shall grant to Executive an equity incentive award consisting of 23,031 Class B Units (the “Class B Units”) of Parent under and subject in all respects to the SIS Holdings, LP Class B Unit Plan effective as of May 1, 2017 (as amended from time to time, the “Plan”) and a new Award Agreement to be entered into by Executive under the Plan (the “Award Agreement”). The Class B Units shall be subject in all respects to the terms and conditions to be set forth in the Plan and the Award Agreement (including vesting and exercisability terms, which will include time-based vesting criteria providing for 25% vesting on the first anniversary of the grant date, with the remainder vesting in ratable monthly installments for the 42 months thereafter, with any unvested options accelerating upon certain liquidity events).

(b) In connection with the Spin-off, the Company, SIS Holdings and Executive intend that an adjustment, exchange or other treatment will be made, taken or implemented with respect to Executive’s Class B Units, and/or new awards will be granted, and each of Company and SIS Holdings agree that, in each case, such actions will be taken by them and their affiliates in good faith, with an intent to provide for equitable treatment of Executive with respect to the economic opportunity associated with Executive’s Class B Units. Subject to the Company’s and SIS Holdings’ satisfaction of their agreements contained in the immediately preceding sentence, Executive agrees that Executive’s consent, if required, with respect to the foregoing will not be unreasonably withheld, conditioned or delayed. Executive’s rights in respect of this Section 2 of this Amendment shall terminate upon the execution of definitive documentation with respect to the treatment of Executive’s Class B Units in connection with the Spin-off.

3. Other Provisions. Except as expressly modified by this Amendment, the terms and conditions of the Employment Agreement shall remain in full force and effect.

4. General Provisions. This Amendment may be executed in separate counterparts and delivered by fax or email. This Amendment and all questions concerning the construction, validity and interpretation of this Amendment and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida to be applied.

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The parties hereto have executed this Amendment to Employment Agreement on the date first above written.

COMPANY

CYXTERA MANAGEMENT, INC.

By:	/s/ Rene A. Rodriguez
Name:	Rene A. Rodriguez
Title:	Chief Financial Officer

EXECUTIVE

/s/ Nelson Fonseca
Nelson Fonseca

SIS HOLDINGS
(SOLELY WITH RESPECT TO SECTION 2)

SIS HOLDINGS, LP

By:	SIS HOLDINGS GP, LLC, its General Partner

By:	/s/ Rene A. Rodriguez
Name:	Rene A. Rodriguez
Title:	Chief Financial Officer

Signature Page to Amendment to Employment Agreement

EXHIBIT B TO EMPLOYMENT AGREEMENT

Initial Functional Responsibilities of Executive Chairman and CEO

Function	Executive Chairman	CEO
External—Finance/Corporate
Conferences	X—phases out	X—phases in
Earnings Calls		X
M&A meetings	X	X—support as needed
Board and Committee meetings	X—primary as chairman	X—secondary as CEO
Other (including financings)	X—support as needed; use for key relationships	X

External—Customer
Customer meetings	X—support as needed	X
Customer conferences		X
Industry conferences	X—support as needed	X

External—Corporate Communications
Corporate messaging		X
Media interviews	X—support as needed	X
Government Affairs/Lobbying	X—support as needed	X

Internal—Management
Management/Operating Committee		X
Corporate strategy discussions	X	X
Employee messaging		X
Compensation and Benefit Policies		X
Executive compensation	X—support as needed	X